Exhibit 4.6

                          CENTRAL FIDELITY BANKS, INC.

                1992 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

               (As Amended on July 1, 1994 and September 11, 1996)


Section 1.        Purposes

         The purposes of the Plan are (i) to assist the Company in promoting a greater identity of interest between the Company's non-employee directors and its shareholders; and (ii) to afford any or all non-employee directors of the Company and Central Fidelity Bank the option to defer the receipt of all or part of their compensation until such future date as they may elect pursuant to the terms and conditions of the Plan in accordance with Revenue Ruling 71-419, 1971-2 C.B. 220.

Section 2.        Definitions

         2.1 Definitions. The following words or terms used herein shall have the following meanings:

         (a)      "Board" shall mean the Board of Directors of the Company.

         (b) "Committee" shall mean the Compensation Committee of the Board.

         (c) "Common Stock" shall mean the common stock, $5.00 par value, of the Company.

         (d) "Common Stock Equivalent" shall mean a hypothetical share of Common Stock credited to the Deferred Stock Account of a Participant as set forth in Section 7.3 hereof.

         (e) "Company" shall mean Central Fidelity Banks, Inc., a Virginia corporation, or any successor corporation.

         (f) "Deferred Compensation Program" shall mean the provisions of the Plan that permit Participants to defer all or part of their Director's Fees.

         (g) "Deferred Stock Account" shall mean the account established by the Company for each Participant electing to defer compensation under the Plan and to which will be credited Common Stock Equivalents pursuant to the Plan.

         (h)      "Director's Fees" shall mean Retainer Fees and Meeting Fees.

         (i) "Effective Date" shall mean the date set forth in Section 12.1 hereof.

         (j) "Election to Participate" shall refer to the written election, in the form prescribed by the Company, filed by a Non-Employee
                  Director   who  desires  to   participate   in  the   Deferred
                  Compensation Program of the Plan.
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         (k)      "ERISA"  means the  Employees  Retirement  Income Security Act of 1974,  as amended from time to time.

         (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

         (m) "Fair Market Value" shall mean, as of any given date, the average of the high and low sales prices of the Common Stock as reported on the NASDAQ National Market System for such date. If there is no regular public trading market for the Common Stock, the Fair Market Value shall be determined by the Committee in good faith.

         (n) "Meeting Fees" shall mean the aggregate amount of fees earned by a Non-Employee Director for attendance at meetings of the Board or any committee thereof during any calendar year.

         (o) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

         (p) "Non-Employee Director" shall mean any person duly elected to the Board or the Board of Directors of Central Fidelity National Bank who is not an officer or employee of the Company, Central Fidelity National Bank or any corporation in which the Company owns, directly or indirectly, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote in the election of directors in such corporation.

         (q) "Participant" shall mean each Non-Employee Director who participates in the Plan in the manner prescribed herein.

         (r) "Plan" shall mean the Central Fidelity Banks, Inc. 1992 Compensation Plan for Non-Employee Directors, as amended.

         (s) "Retainer Fees" shall mean the annual retainer fees earned by a Non-Employee Director for services rendered as a director of the Company.

         (t) "Rule 16b-3" means Rule 16b-3 as promulgated by the Securities and Exchange Commission under Section 16(b) of the Exchange Act or any successor rule, as amended from time to time.

         2.2 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Section 3.        Eligibility

         Each Non-Employee Director is automatically subject to the provisions of Section 6 of the Plan for any calendar year or portion thereof that such director is a Non-Employee Director. In addition, each Non-Employee Director is eligible to participate in the Deferred Compensation Program of the Plan as provided in Section 7.
                                      -2-
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Section 4.        Plan Administration

         The Plan shall be administered by the Committee. The members of the Committee shall be members of the Board appointed by the Board, and any vacancy on the Committee shall be filled by the Board. The Committee shall keep minutes of its meetings and of any action taken by it without a meeting. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present shall be the acts of the Committee. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee. Any action that may be taken at a meeting of the Committee may be taken without a meeting if a consent or consents in writing setting forth the action so taken shall be signed by all of the members of the Committee. The Committee shall make appropriate reports to the Board concerning the operations of the Plan.

         Subject to the limitations of the Plan, the Committee shall have the sole and complete authority: (i) to impose such limitations, restrictions and conditions upon Participants as it shall deem appropriate, (ii) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan and (iii) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Notwithstanding the foregoing, the Committee shall have no authority, discretion or power to select the Non-Employee Directors who will be eligible to participate in the Plan, or to determine (x) the amount of Director's Fees to be deferred or the number of Common Stock Equivalents to be credited to a Participant's Deferred Stock Account pursuant to the Plan, (y) the number of shares of Common Stock to be issued under the Plan or (z) the time at which payment of Director's Fees shall be made, except as expressly permitted by the provisions of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons.

         The Committee shall act on behalf of the Company as sponsor of the Plan. All expenses associated with the Plan shall be borne by the Company.

Section 5.        Stock Subject to the Plan

         5.1. Number of Shares. A total of 85,000 shares of Common Stock are authorized for issuance under the Plan in accordance with the provisions of the Plan. This authorization may be increased from time to time by approval of the Board and by the shareholders of the Company if such shareholder approval is required. The Company shall at all times during the term of the Plan retain as authorized and unissued Common Stock at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

         5.2 Adjustments Upon Changes in Common Stock. If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spinoff, split up, dividend in kind or other change in the corporate structure or distribution to the shareholders, then the maximum number of shares authorized for issuance under the Plan shall be proportionately adjusted to reflect such change in the Common Stock. Proportionate adjustments shall also be made by the Committee in the number of Common Stock Equivalents held in the Deferred Stock Accounts established and maintained for Participants under the Plan and in the number of shares of Common Stock to be issued to Participants under the Plan. Other adjustments may be made by the Committee as equitably required.

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Section 6.        Payment of Director's Fees

         Unless a Non-Employee Director files an Election to Participate in the Deferred Compensation Program under Section 7 of the Plan, all Director's Fees earned by a Non-Employee Director on or after July 1, 1994 shall be payable by the Company in cash. Retainer Fees earned by a Non-Employee Director during any calendar year and not deferred pursuant to Section 7 of the Plan shall be paid quarterly on such dates as the Committee may determine. Meeting Fees earned during any calendar year and not deferred shall be paid promptly after such fees are earned. Director's Fees earned by a Non-Employee Director between January 1, 1994 and June 30, 1994 and not deferred shall be payable by the Company in shares of Common Stock on or before December 31, 1994. The number of shares of Common Stock payable to each Non-Employee Director for the period between January 1, 1994 and June 30, 1994 shall be determined by dividing the amount of Director's Fees payable to such Non-Employee Director for such period by the Fair Market Value of the Common Stock on the first business day of calendar year 1994. Fractional shares shall be rounded to the next highest whole share.

Section 7.        Deferred Compensation Program

         7.1 Election to Participate. A Non-Employee Director may elect to participate in the Deferred Compensation Program of the Plan with respect to Director's Fees earned during any calendar year after 1996 by filing an Election to Participate with the Committee not later than December 31 of the year immediately preceding the calendar year in which such Director's Fees are to be earned.

         An Election to Participate filed by a Non-Employee Director hereunder may not be modified or revoked with respect to any calendar year as to which it is already in effect. Once a Non-Employee Director files an Election to Participate, he shall continue to be a Participant according to the terms of the election made on that form for all succeeding years during which he shall serve as a Non-Employee Director, unless sooner terminated or amended as permitted by
Section 7.5 of this Plan.

         Any person who becomes eligible to participate in the Plan and who was not so eligible on the preceding December 31 may file an Election to Participate within thirty (30) days after he becomes eligible for services to be performed subsequent to the election. Any election so filed shall apply to Director's Fees to be earned and deferred during the remainder of the calendar year in which such person first became eligible to participate in the Plan and to all succeeding years during which he continues to be a Participant.

         7.2. Deferral of Director's Fees. During any year in which a Participant has an Election to Participate on file with the Committee, the Company shall withhold and defer the payment of the Participant's Director's Fees in accordance with his Election to Participate. A Participant may elect to defer Retainer Fees or Meeting Fees, or both, with respect to any calendar year.

         7.3 Deferred Stock Account. The Company shall establish and maintain a Deferred Stock Account with respect to each Participant's deferred Director's Fees. The Account shall be credited promptly following the end of each calendar quarter (March 31, June 30, September 30 and December 31) with the number of Common Stock Equivalents as shall be determined by dividing the amount of Director's Fees deferred by a Participant during such calendar quarter by the Fair Market Value of the Common Stock on the last business day of the calendar quarter for which such Director's Fees were earned; provided, however, that with respect to Director's Fees earned and deferred during calendar year 1993, each Participant's Account shall be credited periodically but not later than December 31, 1993 and the Fair Market Value of the Common Stock shall be determined as of February 1, 1993, and that with respect to Director's Fees earned during the period from January 1, 1994 to June 30, 1994,

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the Fair Market  Value of the Common Stock shall be  determined  as of the first business day of calendar year 1994.

         Director's Fees deferred in the form of Common Stock Equivalents shall be deemed to be a hypothetical investment in shares of Common Stock, and will be adjusted to reflect stock dividends, stock splits and otherwise as set forth in
Section 5.2.

         Dividends and other distributions on Common Stock Equivalents shall be deemed to have been paid as if such Common Stock Equivalents were actual shares of Common Stock issued and outstanding on the respective record or distribution dates. Common Stock Equivalents shall be credited to a Participant's Deferred Stock Account in respect of cash dividends and any other securities or property issued on the Common Stock in connection with reclassification, spinoffs and the like on the basis of the value of the dividend or other asset distributed and the Fair Market Value of the Common Stock Equivalents on the date of the announcement of the dividend or asset distribution, all at the same time and in the same amount as dividends or other distributions are paid or issued on the Common Stock. Fractional shares shall be credited to a Participant's Deferred Stock Account cumulatively, but the number of shares represented by the Common Stock Equivalents in a Participant's Deferred Stock Account shall be rounded to the next highest whole share for any payment to such Director pursuant to
Section 7.4 hereof.

         A statement will be sent to each Participant as to the balance of his Deferred Stock Account at least once each calendar year.

         7.4 Distribution of Deferred Stock. Payment of Common Stock Equivalents credited to a Participant's Deferred Stock Account shall be made in Common Stock on the basis of one share of Common Stock for each Common Stock Equivalent in a Participant's Deferred Stock Account. However, except in the event of the death of the Participant as provided below, no payment may be made with respect to any Common Stock Equivalents credited to a Participant's Deferred Stock Account until a period of at least six months has expired from the date such Common Stock Equivalents were credited to such Participant's Account. A Participant may elect to have all of his Deferred Stock Account distributed on a date certain or, at his election, in annual or quarterly installments over a period of not more than ten years. A Participant may elect to have such distribution(s) made or begin (i) the first business day of the calendar year following which he ceases to be a Non-Employee Director for any reason other than death, or (ii) the first business day of the calendar year following which he shall have ceased to be a Non-Employee Director and shall have attained age 65 or (iii) the first business day of a designated calendar year. The elections provided for in this paragraph shall be made in a Participant's Election to Participate.

         In the event that a Participant (or, if applicable, his Designated Beneficiary) incurs a severe financial hardship, the Board, in its absolute discretion, may revise the payment schedule elected. Such severe financial hardship must have been caused by an accident, illness or event beyond the control of the Participant (or, if applicable, his Designated Beneficiary).

         If a Participant dies during his term on the Board, the Common Stock Equivalents credited to his account shall be paid in Common Stock to the Designated Beneficiary named in such Participant's Election to Participate in the manner and over the period elected by the Participant under the first paragraph of this Section 7.4. Such payments shall be made or commence the first business day of the calendar month immediately following his date of death.

         If a Participant dies after he ceases to be a member of the Board, but before he receives a complete distribution from his Deferred Stock Account, the balance remaining in his Account shall be

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paid to his  Designated  Beneficiary  in the manner  elected by the  Participant under the first paragraph of this Section 7.4. For the purposes of this paragraph, if payments to such Participant have not begun because he has not yet attained age 65, payments shall begin to the Designated Beneficiary on the first business day of the calendar month immediately following such Participant's date of death.

         In the event a Participant fails to specify a Designated Beneficiary, or in the event that his Designated Beneficiary is not living or in existence at the time of the Participant's death, the Common Stock Equivalents credited to his Deferred Stock Account shall be paid in Common Stock to his estate on the first business day of the calendar month following his date of death.

         7.5. Changes in Election to Participate. A Participant may terminate his Election to Participate under the Plan or may amend his election with respect to his Director's Fees to be deferred by written request to the Committee by December 31 of each year for Director's Fees to be earned in the calendar year following the year in which the request is made. In no event shall any such termination or amendment affect amounts previously deferred under the Plan.

         Except as may be otherwise provided under this Plan, in the event a Participant terminates his Election to Participate under the Deferred Compensation Program of the Plan and remains a Non-Employee Director, he shall not be entitled to receive any distribution from his Deferred Stock Account until he ceases to be a Non-Employee Director and the distribution date elected under Section 7.4 has occurred.

         7.6. Unfunded Plan. This Plan shall be unfunded and the amounts credited to a Participant's Deferred Stock Account shall not be set apart for him or be made available to him in any manner other than as provided in this Plan. No Participant or Designated Beneficiary shall have any right, title or interest in the memorandum accounts maintained by the Company. Payments may only be made at the times and in the manner expressly provided in this Plan, and the Company's obligation under this Plan is only a contractual obligation to make the payments when due. The Deferred Stock Accounts maintained by the Company with respect to such Director's Fees shall not be secured in any manner. Notwithstanding the foregoing, the Company may elect to segregate assets in a trust for the purpose of making payments under this Plan. However, assets of any such trust shall remain subject to the claims of creditors of the Company. Participants shall have no interest in or claim against the assets of the trust as beneficiaries or otherwise.

         7.7. Claims Against Participant's Accounts. No credits to the Deferred Stock Account of any Participant under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge by a Participant or Designated Beneficiary, and any attempt to do so shall be void. Nothing contained in this Plan shall give a Participant or Designated Beneficiary any interest, lien or claim against any specific asset of the Company. The rights of a Participant or his Designated Beneficiary shall be only those of a general creditor of the Company.

Section 8.        Withholding for Taxes

         No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to his participation in the plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

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Section 9.        Assignability

         Except as provided in Section 7.4 above or unless otherwise approved by the Committee, the right to receive payments or distributions hereunder shall not be transferable or assignable by a Non-Employee Director other than by will or the laws of descent and distribution.

Section 10.       Amendment

         The Board from time to time may amend or modify the Plan; provided, however, that no amendment or modification may become effective without shareholder approval if the amendment (i) materially increases the aggregate number of shares which may be issued under the Plan, (ii) materially increases the benefits accruing to Participants under the Plan or (iii) materially modifies the eligibility requirements for participation in the Plan. In addition, no amendment or modification shall, without a Participant's consent, adversely affect any rights of a Participant in any Director's Fees earned by such Participant or in any Common Stock Equivalents credited to such Participant's Deferred Stock Account at the time such amendment or modification is made, except as may be required to qualify for an exemption under Rule 16b-3.

Section 11.       Construction

         11.1 Federal Securities Law Requirements. It is intended that all transactions under the Plan comply with the conditions required under Rule 16b-3 to qualify for an exemption from the provisions of Section 16(b) of the Exchange Act.

         11.2 Governing Law. The Plan and all Elections to Participate hereunder shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia.

Section 12.       Effective Date of Plan; Duration

         12.1 Effective Date of Plan. The Plan was approved by the Board on May 13, 1992 and became effective on July 1, 1992, subject to approval by the Company's shareholders which was obtained on May 12, 1993. Amendments to the Plan were approved by the Board effective July 1, 1994 and September 11, 1996, without the necessity for shareholder approval.

         12.2 Duration. There shall be no time limitation with respect to the Plan. The Board may terminate the Plan at any time, by appropriate action. Upon termination of the Plan, Common Stock Equivalents then credited to each Deferred Stock Account shall be paid in accordance with the Election to Participate then governing such Account.